Exhibit 99.1

BDSI Announces Positive Key Secondary Efficacy Endpoint

Results for BEMATM Fentanyl

BEMATM Fentanyl Phase III data demonstrates statistical significance compared to placebo in relieving pain within 15 minutes in patients with breakthrough cancer pain

MORRISVILLE, N.C.—May 14, 2007—BioDelivery Sciences International, Inc. (Nasdaq:BDSI) announced additional statistically significant results with BEMATM Fentanyl in cancer patients with breakthrough pain in its Phase III efficacy clinical trial for the product.

Results were based on the company’s continuing analysis of the secondary efficacy endpoints from the study. A key secondary endpoint was the SPID 15 (Summary of Pain Intensity Difference at 15 minutes), a measure of the speed of onset of the medication. The study data indicate that the SPID 15 was significantly higher on BEMATM Fentanyl than with placebo.

On April 25, 2007, BDSI announced statistically significant results of its primary efficacy endpoint for the BEMATM Fentanyl Phase III trial, SPID 30 (Summary of Pain Intensity Difference at 30 minutes). BEMATM Fentanyl consists of a small, dissolvable polymer disc, formulated with the opioid narcotic fentanyl, for application to the buccal (inner lining of cheek) membranes. Upon administration, BEMATM Fentanyl is designed to deliver a rapid, reliable dose of drug across the mucous membranes.

In addition to the SPID 15 endpoint, the company also reported that the overall global analysis of the treatment, which represents each patient’s overall satisfaction with the product, was also found to be statistically superior to the placebo.

Dr. Andrew Finn, BDSI’s Executive Vice President of Product Development, stated: “We are very pleased with the outcome of the results from our current secondary endpoint analyses from our Phase III efficacy study which, as previously announced, we plan to present along with other efficacy and safety data at an upcoming scientific forum to be determined. We are particularly pleased to see that the onset of analgesia with BEMATM Fentanyl is rapid, since a quick onset of action is one of the anticipated features of delivering fentanyl through the mucosal membrane and a major need for our target patients.”

Dr. Mark Sirgo, President and CEO of BDSI, commented: “These additional efficacy results continue to define the profile of BEMATM Fentanyl in treating breakthrough cancer pain. Based on the combination of what we believe is a convenient and comfortable delivery form with the early pain intensity reduction demonstrated in our study, we remain confident that BEMATM Fentanyl has the potential to play an important role in the future treatment of breakthrough cancer pain. Based on this additional efficacy information, and assuming NDA acceptance and approval by FDA and that our development and commercialization activities will continue as planned, we continue to believe we will ultimately reach our annual peak sales projection of $250 million for the treatment of breakthrough cancer pain.”

BDSI recently announced that the New Drug Application (NDA) for BEMATM Fentanyl is scheduled for submission during the third quarter of 2007. Prior to this submission, BDSI will conduct a pre-NDA meeting with the FDA on June 28, 2007 to discuss results of the efficacy trial, along with the safety data and other requirements for the NDA submission.

About the BEMATM Technology

BDSI’s BEMATM drug delivery technology consists of a dissolvable, dime-sized polymer disc for application to the mucosal (inner lining of cheek) membrane. BEMATM discs deliver a rapid, reliable dose of drug across mucous membranes for time-critical conditions or trauma cases where intravenous lines or injections are unavailable or not practical.

About BEMATM Fentanyl

BDSI’s lead product under development is BEMATM Fentanyl, a treatment for “breakthrough” cancer pain (i.e., episodes of severe pain which “break through” the medication used to control the persistent pain). BDSI believes there is a clear need and growing market for additional narcotic agents in alternative dosage forms to provide rapid pain relief. Fentanyl belongs to the group of medicines called narcotic analgesics, which are used to relieve pain. The transmucosal form of fentanyl is a powerful narcotic used to treat breakthrough cancer pain. BDSI believes that fentanyl applied with its BEMATM disc technology has the potential to meet the market need for new narcotics and, BDSI believes, will be well suited for breakthrough cancer pain in opioid-tolerant patients.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize, clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMATM oral adhesive disc technology: BEMATM Fentanyl, a treatment for “breakthrough” cancer pain, and BEMATM LA, a second analgesic with a target indication of the treatment of moderate to severe pain. The company is also working with both its BEMATM technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, the application of funds, or the timing for completion and results of scheduled or additional clinical trials and FDA review of the Company’s formulations and products, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

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